Exhibit 10.24

The General Agreement of Annual Procurement

Between

JINKO SOLAR CO., LTD.

And

SHANGRAO HEXING ENTERPRISE CO., LTD.

The General Agreement of Annual Procurement

This general agreement of annual procurement (the “Agreement”) was entered into by and between the following parties on September 18th, 2008.

Party A: Jinko Solar Co., Ltd., a legal entity established in Shangrao, Jiangxi Province, is solely funded by investors from Taiwan, Hong Kong and Macau. Jinko Solar Co., Ltd. is located on Longda Road, Shangrao Industrial Park, Jiangxi Province.

Party B: Shangrao Hexing Enterprise Co., Ltd., a domestic joint venture established in Shangrao, Jiangxi Province, is funded by investors from Taiwan, Hong Kong and Macau. Jinko Solar Co., Ltd. is located at No. 4 Industrial Road, Xuri District of Shangrao Economic Development Zone, Jiangxi Province.

For the purposes of this Agreement, Party A and Party B shall be collectively referred as the “Parties” and each, a “ Party”.

Whereas:

(1)	Party A is a manufacturer of silicon ingots and wafers that are used in the products of solar cells, and therefore requires large quantities of recoverable silicon materials that can be used in the production of silicon ingots and silicon wafers.

(2)	Party B is mainly engaged in the processing, manufacturing and sale of recoverable silicon materials.

In accordance with the Contract Law of the People’s Republic of China and the relevant applicable laws and regulations, the two parties reached the following agreements with regard to Party A’s procurement of recoverable silicon materials from Party B in 2009 after consultation and negotiation based on the principle of mutual benefit:

1.	Definition

Except as otherwise provided herein, the following terms shall be interpreted as follows:

1.1	“Recoverable silicon materials” or “goods” refers to the recoverable silicon materials that have been inspected and screened by Party B, and are in line with the quality standard laid out in Appendix 1. Party A is entitled to adjust the quality standard in Appendix 1 at any time and shall inform Party B of the adjustments in writing. The adjusted quality standard shall take effect upon the arrival of the written notice to Party B by Party A.

1.2	“China” refers to the geographical scope currently governed by the laws of the People’s Republic of China, and for the purposes of this Agreement, excludes Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.3	“Effective Date” means the date on which each Party’s legal representative or authorized deputy under Article 9 of this Agreement have signed the contract.

2.	The Sales of Recoverable Silicon Materials

2.1	Party A agrees to procure from Party B according to the terms and conditions stipulated in this Agreement, and Party B agrees to supply to Party A in accordance with the terms and conditions stipulated in Appendix 1 of this Agreement, recoverable silicon materials.

2.2	Product Description

Name	Volume/month (kg)	Interim Unit Price/kg (RMB)	Interim Total Amount (RMB)	Remark
Recoverable silicon materials	40,000.00	2,400.00	288,000,000.00	2009.01-2009.03
Recoverable silicon materials	50,000.00	2,400.00	720,000,000.00	2009.04-2009.09
Recoverable silicon materials	60,000.00	2,400.00	432,000,000.00	2009.10-2009.12
Total Amount	600,000.00	2,400.00	1,440,000,000.00

Note: The two Parties may determine the actual procurement volumes and actual prices based on prevailing market conditions and the provisions of this Agreement.

3.	Procurement Price

3.1	Despite the interim prices stipulated in Article 2.2 of this Agreement, in consideration of fluctuating prices of recoverable silicon materials, Both Parties agree not to fix the supply prices implemented during the period covered by this Agreement. During the period of this Agreement, Both Parties shall determine the procurement price based on the prevailing fair and reasonable market prices in accordance with Article 5.2 in the signed subcontract.

4.	Procurement Volume

4.1	Despite the annual procurement volumes stipulated in Article 2.2 of this Agreement, Party A has the right to make reasonable requests to Party B to increase or reduce the procurement volume in accordance with its business development needs.

5.	Purchasing Process

5.1	After signing the Agreement, Party A shall pay Party B an advance payment of RMB72 million (hereinafter referred to as “Annual Advance Payment”), and such Annual Advance Payment shall be made in four installments as follows:

1)	RMB38 million shall be paid before September 25th, 2008.

2)	RMB12 million shall be paid before October 25th, 2008.

3)	RMB12 million shall be paid before November 25th, 2008.

4)	RMB10 million shall be paid before December 25th, 2008.

The above advance payment shall be deducted from the payment of the goods from October to December of 2009.

5.2	Upon each delivery of the goods, the Parties shall sign a sub-contract of procurement of the goods, in which the actual volumes and prices shall be specified. The sub-contract is a part of this Agreement and has the same legal effect. If any terms are not covered in the sub-contract, provisions in this Agreement apply, and if inconsistent with this Agreement, the sub-contract of procurement shall prevail.

6.	Taxation

Taxes incurred as a result of the transactions under this Agreement shall be assumed by each Party separately according to relevant laws and regulations.

7.	Force Majeure

Party B shall not assume any liability for delayed delivery or non-delivery resulting from the occurrence of war, fires, floods, typhoons, earthquakes and other events recognized by Both Parties as force majeure events during the recovery, processing and transportation of goods. If any of the above force majeure events occurs, Party B shall notify Party A within fifteen (15) days of the occurrence of the event and shall send proof of such occurrence certified and issued by the governmental authority.

Under these circumstances, Party B is obligated to take all necessary and reasonable measures to facilitate the delivery of the goods as soon as possible.

8.	Responsibility for Breach of Contract

8.1	In addition to the force majeure factors stated in Article 7 of this Agreement, if a Party (the “Delinquent Party”) breaches any provisions herein and causes the other Party (the “Observant Party”) any loss or liability, the Delinquent Party shall compensate the Observant Party according to the law for any losses and expenses incurred (including but not limited to reasonable attorney fees).

8.2	If the Parties terminate the contract based on mutual agreement, Party B shall return the actual amount of advance payment remaining in Party B’s account (excluding interest) within fifteen (15) working days. Party B shall pay the penalty at a rate of 0.05% per day if it fails to return this amount within the fifteen-day period.

9.	Term and Termination of the Agreement

The supply period set forth in this Agreement shall commence on January 1, 2009 and end on December 31, 2009. The effective date of this contract is the date on which the legal representatives or authorized deputies of the Parties have signed the Contract.

This Agreement may be terminated before the effective period starts by mutual agreement between the Parties.

Without affecting the above terms, if Party A, after making reasonable and necessary efforts, is unable to overcome the impact of any adjustments in management strategy or unanticipated changes in market conditions, Party A can inform Party B by written notice thirty (30) days before the rescission of this Agreement.

10.	Stipulation Commitment and Compensation

Party B hereby warrants to Party A that it has obtained the relevant business certificate, and that its daily operations and management activities are conducted in accordance with the relevant Chinese laws. Party B warrants to Party A that it shall take responsibility and compensate Party A for any losses incurred as a result of its breach.

11.	Applicable Law

The Contract Law of the People’s Republic of China and the relevant regulations apply to this Agreement.

12.	Dispute Settlement

All disputes arising from the Agreement shall first be amicably settled through negotiation. If settlement cannot be reached between the Parties within 30 days after the negotiation, the disputes shall be submitted to China International Economic and Trade Arbitration Center, and shall proceed under the arbitration procedures pursuant to the prevailing rules of arbitration of the Center. Arbitration procedures shall be conducted in Shangrao. The decision resulting from such arbitration shall be final and binding upon the Parties. Neither Party shall seek further legal proceedings or decisions from other agencies in order to change the arbitration.

13.	Confidentiality

During the process of fulfilling this Agreement, all information obtained by a Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) in connection with its business activities, products, services, intellectual property rights, technical details and performance and structure of company’s management shall be deemed to be confidential and shall not be disclosed to any third party, unless mandated by law, and shall not be used by the Receiving Party except in the performance of this Agreement.

14.	Limit of Liability

Each Party shall not be liable for any unusual, incidental or indirect losses of profits, revenue and expected interest incurred by the other party in any case. The limit of liability is the maximum for all damages to the property or the loss of the total amount of transaction, except when there are casulaties caused by either party or liabilities that can not be exempted under relevant laws or regulations.

15.	Other Terms and Conditions

15.1	All appendices of this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement. The Agreement is non-exclusive. The Parties under this agreement can enter into agreements or arrangements with other third parties for the procurement and supply of products.

15.2	This Agreement shall only be amended or supplemented in writing by the legal representatives or authorized deputies of the Parties, unless otherwise provided in this Agreement. These documents are an integral part of this Agreement and have the same legal effect as this Agreement.

15.3	Any notice from one Party to another, as is required or permitted under this Agreement, shall be in writing and be sent to a Party at its address set forth in the first page of this Agreement or other addresses which were informed by other parties. (End of text).

(This is a signature page of “The General Agreement of Annual Procurement” without main text)

This Agreement is prepared in duplicate. Each Party holds one and hereby testifies.

Party A:	Party B:
Jinko Solar Co., Ltd.	Shangrao Hexing Enterprise Co., Ltd.
(Stamp) /s/ Kangping Chen	(Stamp) /s/ Yunkai Zhou

Legal Representative (Authorized Deputy)	Legal Representative (Authorized Deputy)
(Signature)	(Signature)

2008 Year 09 Month 18 Day	2008 Year 09 Month 18 Day

Appendix 1 – Quality Standards of Recoverable Silicon Materials

1.	The inspection sheet of every batch of products shall be marked with product name, batch number, type and weight.

2.	Size requirements: ≥1*1mm

3.	Model distinction: to distinguish between type P, N and PN and shall be marked in the inspection sheet

4.	Resistivity sorting: the rate of re-doped ≤1%

5.	High resistivity requirement: P≥0.5Ω.cm N≥1Ω.cm

6.	Surface screening: must not contain non-silicon materials and other waste materials.

SUPPLEMENTARY AGREEMENT

THIS SUPPLEMENTARY AGREEMENT (the “Supplementary Agreement”) is entered into as of October 27, 2008 by and between:

Party A: Jinko Solar Co., Ltd.

Address: Jinko Avenue, Shangrao Economic Development Zone, Jiangxi Province;

Party B: Shangrao Hexing Enterprise Co., Ltd.

Address: No.4 Industrial Road, Shangrao Economic Development Zone, Jiangxi Province;

For the purpose of the Supplementary Agreement, Party A and Party B are collectively referred to as “the Parties” and each, “a Party”.

Whereas, the market price of the silicon materials and the proportion of the advance payment drops.

NOW THEREFORE, the Parties, on the basis of the principle of mutual benefit, through the amicable and equal negotiations and in accordance with the Contract Law of the People’s Republic of China and any other applicable laws and regulations, enter into the Supplementary Agreement in respect of the revision of the General Agreement of Annual Procurement (the “Agreement”) made and entered into by the Parties as of September 18, 2008, as well as the offsetting and deduction of the advance payment made in 2008, subject to the terms and conditions set forth herein as follows:

1.	The Article 2.2 in the Agreement is amended as:

Name	Quantity/Month (Kilogram)	Tentative Unit Price/ Kilogram (RMB)	Tentative Total Sum (RMB)	Remarks
Recoverable Silicon Material	40,000.00	900.00	108,000,000.00	2009.01-2009.03
Recoverable Silicon Material	50,000.00	850.00	255,000,000.00	2009.04-2009.09
Recoverable Silicon Material	60,000.00	800.00	144,000,000.00	2009.10-2009.12
Grand Total	600,000.00	845.00	507,000,000.00

Note: the Parties may negotiate the specific unit price as well as the quantity ordered, basing on the market price fluctuation and the terms and conditions set forth herein.

Supplementary Agreement 1

2.	The Article 5.1 in the Agreement is amended as:

Upon the execution of the Supplementary Agreement, Party A shall pay Party B an amount totaling RMB18,000,000.00 as the advance payment (the “Annual Advance Payment”), which shall be paid by two installments:

1) Pay RMB38,000,000.00 prior to September 25, 2008;

2) Pay RMB12,000,000.00 prior to October 25, 2008;

3) Refund the advance of RMB8,000,000.00 as of November 5, 2008;

4) Refund the advance of RMB20,000,000.00 as of November 15, 2008;

5) Refund the advance of RMB4,000,000.00 as of December 5, 2008;

The Annual Advance Payment totaling RMB18,000,000.00 shall be used to offset and deduct the monthly payment from July to December 2009, until the total amount is all offset.

3.	The balance of the advance in 2008 totaling RMB22,000,000.00, as agreed in the Agreement to offset and deduct the monthly payment from October to December 2008, shall be amended as: RMB10,000,000.00 shall be offset by two installments in October, 2008, RMB8,500,000.00 shall be offset in November, and RMB3,500,000.00 shall be offset in December, respectively.

4.	This Supplementary Agreement shall come into force upon the signatures and seals of the Parties. The Parties may also execute this Supplementary Agreement by fax. This Supplementary Agreement is in quadruplicate. Each Party holds two copies. Each copy has the same legal force.

SIGNED AND SEALED FOR AND ON BEHALF OF		SIGNED AND SEALED FOR AND ON BEHALF OF
Party A: Jinko Solar Co., Ltd. (SEAL)		Party B: Shangrao Hexing Enterprise Co., Ltd. (SEAL)

By:	/s/ Xianhua Li	By:	/s/ Yunkai Zhou
(SIGNATURE)		(SIGNATURE)
Dated: October 27, 2008		Dated: October 27, 2008

Supplementary Agreement 2